Exhibit 10.1

BONUS AGREEMENT

This Bonus Agreement (this “Agreement”) is made as of             , 2017, by and between Southcross Energy Partners GP, LLC, a Delaware limited liability corporation (the “Company”), and             (“Employee”). Certain capitalized terms used herein have the meaning given to them in Section 3 below.

RECITALS:

WHEREAS, Employee is a key employee of the Company whose efforts contribute to the successful operation of the Company and its Affiliates;

WHEREAS, the Company desires to provide Employee with an incentive to remain in the employ of the Employer through the date of a Change of Control and to assist in the success of the Company;

WHEREAS, the Company has authorized a bonus program pursuant to which the Company may select certain employees of the Company to receive a bonus in the event of a Change of Control, subject to the terms and conditions of an agreement to be entered into between the Company and each such employee;

WHEREAS, the Company and Employee desire to enter into this Agreement to describe the terms and conditions pursuant to which Employee may receive a bonus in the event of a Change of Control; and

WHEREAS, the Company intends that the bonus provided for herein be subject to a substantial risk of forfeiture until the occurrence of a Change in Control for purposes of applying Section 409A of the Code to the bonus by requiring Employee to be continuously employed by the Company through the date of the Change in Control;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Transaction Bonus. Subject to the terms and conditions set forth in this Agreement and provided Employee remains continuously employed by the Company through the date of the Change of Control, upon the occurrence of a Change of Control, the Company agrees to pay to Employee a one-time lump sum cash payment as a bonus (the “Bonus”) in an amount, if any, equal to the Applicable Payment Amount. Payment of the Bonus will be made within sixty days following the date of the Change of Control.

2. Forfeiture Upon Termination of Employment. If, prior to a Change of Control, Employee’s employment with the Company terminates for any reason, Employee’s right to a Bonus shall be forfeited immediately upon such termination of employment without the payment of any consideration and Employee shall cease to have any rights hereunder.

3. Definitions For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Payment Amount” means the amount determined by the Board in its sole discretion based on such factors deemed relevant by the Board, including the nature of the Change of Control transaction, the aggregate amount of net consideration received by the members of Holdings as a result of the Change of Control, and Employee’s contributions to the success of the Company through the date of the Change of Control.

“Board” means the board of managers of the Company.

“Change of Control” means the first occurrence during the term of this Agreement of one of the following events: any Person that is not, at the time of the transaction, an Affiliate of Holdings, acquires (A) ownership of the partnership interests of Holdings that, together with partnership interests held by such Person, constitutes more than 50 percent of the total fair market value or total voting power of the partnership interests of Holdings or (B) assets from Holdings that have a total gross fair market value equal to more than 50 percent of the total gross fair market value of all of the assets of Holdings.

“Code” means the Internal Revenue Code of 1986, as amended.

“Holdings” means Southcross Holdings LP, a Delaware limited partnership, and an indirect parent of the Company.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

4. No Right to Continued Employment. Nothing in this Agreement shall confer upon Employee any right to continued employment with the Company or to interfere in any way with the right of the Company to terminate Employee’s employment at any time.

5. Other Benefits. Any Bonus payment under this Agreement is a special incentive payment to Employee and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

6. Section 409A Compliance. Although the Company does not guarantee the tax treatment of any payment hereunder, it is the intent of the parties that payments under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, construed and administered in a manner consistent therewith. For purposes of Section 409A of the Code, to the maximum extent permitted by applicable law, the payments payable to Participant pursuant to this Award shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A of the Code or damages for failing to comply with Section 409A.

7. Notices Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile or email (with hard copy to follow) to the recipient at the address or facsimile number below indicated:

To the Company:

Southcross Energy Partners GP, LLC

1717 Main Street, Suite 5200

Dallas, Texas 75201

Facsimile: 214.979.

Email:

with a copy to:

Gardere Wynne Sewell LLP

2021 McKinney Avenue, Suite 1600

Dallas, Texas 75201

Facsimile: 214.999.3245

Email: rsarfatis@gardere.com

To Employee:

At Employee’s address or facsimile number indicated in the Company’s records or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent by overnight courier service or, if mailed, five days after deposit in the U.S. mail.

8. General Provisions

(a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, such invalidity, illegality or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Entire Agreement. This Agreement embodies the entire and complete agreement and understanding of the Company and Employee (the “Parties”) with respect to the subject matter hereof’ and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Tax Withholding. All payments under the terms of this Agreement shall be subject to, and reduced by, the amount of all federal, state and local income, employment and other taxes required to be withheld by the Company in connection with such payments.

(d) Counterparts. This Agreement may be executed in separate counterparts (and may be delivered by means of facsimile transmission or electronic transmission in portable document format), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Nonassignable. No moneys or other property of the Company or obligation or liability of the Company under this Agreement whether accrued or determined or a determinable amount shall be subject to any claim of any creditor of Employee or Employee’s spouse or beneficiary. In addition, neither Employee nor Employee’s spouse or beneficiary shall have any right or power to alienate, anticipate, commute, pledge, encumber or assign any right or interest or payment due under this Agreement.

(f) Payment from General Funds. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Employee, or Employee’s designee or any other person. Any funds which may be paid under this Agreement shall for all purposes be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent any person acquires a right to receive payment from the Company under this Agreement, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

(g) Interpretation. The Board shall have full power and authority to interpret, construe and administer this Agreement. The Board’s interpretation and construction hereof, and actions hereunder, including the determination of any payment hereunder, shall be binding and conclusive on all persons for all purposes. The Board shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.

(h) Choice of Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

(i) Amendment and Waiver. The provisions of this Agreement may be amended only with the prior written consent of the Company and Employee. No waiver of any provision of this Agreement shall be effective unless set forth in a writing executed by the party against whom enforcement thereof is sought.

(j) No Strict Construction. The Company and Employee confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the, joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either of the Parties.

(k) Term of Agreement. The Agreement will terminate and Employee’s right to receive a Bonus and all other rights granted to Employee will terminate on the first to occur of (i) the date on which Employee’s employment with the Company terminates for any reason or (ii) the first occurrence following the date of this Agreement during Employee’s continued employment with the Company of a Change of Control; provided, however, that in connection with such Change of Control, Employee shall be entitled to payment, if any, due Employee pursuant to Section 1 hereof.

(l) Arbitration. Any dispute, controversy, or claim between the Company and Employee arising out of, under, pursuant to, or in any way relating to this Agreement, including, but not limited to, all disputes, controversies or other matters in question regarding a determination of “Cause” pursuant to clause (ii) of the definition of Cause in Section 4 (“claims”), shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”), administered by the American Arbitration Association (“AAA”) and conducted pursuant to the rules then in effect of the AAA governing commercial disputes (the “Commercial Rules”). Notwithstanding the foregoing, neither party shall be precluded from seeking equitable relief in any forum of competent jurisdiction, and such action shall not be incompatible with the agreement to arbitrate contained herein or the availability of interim measures of protection under the Commercial Rules. The Arbitration seat shall be Dallas, Texas. The arbitration proceedings shall be conducted before three arbitrators (the “Panel”) licensed to practice law and familiar with commercial disputes, unless otherwise mutually agreed by the Parties. Each Party shall nominate its Party-appointed arbitrator in its request for arbitration and answer respectively. The third arbitrator, who shall be the president of the arbitral tribunal, shall be appointed by the two Party-appointed arbitrators. The language of the arbitration proceedings shall be English. Any award rendered in any Arbitration shall be final and binding upon the parties to the Arbitration and not subject to judicial review, and the judgment thereon may be entered and enforced in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. The Panel may enter a default decision against any party who fails to participate in the Arbitration. The administration fees and expenses of the Arbitration shall be borne equally by the parties to the Arbitration, provided that each party shall pay for and bear the cost of his/her/its own experts, evidence, and attorney’s fees, except that, in the discretion of the Panel, any award may include the costs of a party’s counsel and/or its share of the expense of Arbitration if the Panel expressly determines that an award of such costs is appropriate to the party whose position substantially prevails in such Arbitration. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages. The Panel shall render a written, reasoned decision. After the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding the Agreement for the sole purpose of enforcing the arbitral award or with respect to the Company, seeking injunctive or equitable relief. (THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING TO ENFORCE THE ARBITRAL AWARD). The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, validity, termination, enforceability or formation of this agreement to arbitrate, including, without limitation, any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including, without limitation, any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce any rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Bonus Agreement as of the date first written above.

SOUTHCROSS ENERGY PARTNERS GP, LLC

By:
Name:
Its:

EMPLOYEE